Exhibit 10.1

July 6, 2023

Fenix 360 Pte Ltd of 133 Cecil Street, #05-02 Keck Seng Tower Singapore 069535.

Attn: Mr. ALLAN KLEPFISZ

Chief Executive Officer

Re: Mutually Exclusive Letter of Intent

Dear Mr. Allan Klepfisz,

This letter and the attached Term Sheet at Exhibit A supersede and replace the Non-Exclusive Letter of Intent dated May 16, 2023 (and Exhibit A) signed by you and DUET (“May 16 LOI”). The May 16 LOI is hereby null and void.

We have enjoyed learning about Fenix 360 Pte Ltd (the “Company”) and getting to know you over the past several weeks. We are pleased to submit this Letter of Intent (“LOI”) relating to a potential business combination (the “Proposed Transaction”) involving DUET Acquisition Corp., a Nasdaq-listed exempted company incorporated in the State of Delaware (NASDAQ: DUETU) (the “Public Entity”), and the Company (the Public Entity and the Company together shall be referred to as the “Parties” and each as a “Party”).

The successful acquisition of Fenix 360 will give Duet an attractive opportunity to enter the media space and tap into advertising market opportunities. We are excited on the disruptive potential of the Fenix360 platform and are keen to follow up with you for further details to have a successful business combination.

The proposed transaction between the Public Entity and the Company (the “Proposed Transaction”) is intended to be on substantially the terms and conditions in Exhibit A attached (the “Term Sheet”).

We anticipate the completion of our due diligence of the Company by July 21, 2023 or at a later date to be mutually agreed. Key diligence items will be focused on financial due diligence, commercial due diligence, legal due diligence, the competitive landscape and M&A strategy.

1. Binding Commitment. This LOI shall be legally binding upon the Parties. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its affiliates or any of their respective officers, directors, employees, consultants, contractors, accountants, agents, representatives and financial and legal advisors (collectively with such affiliates, such Party’s “Representatives”) with regard to the Proposed Transaction. Neither Party will have (and each Party hereby irrevocably waives) any claims against the other Party or any of its Representatives arising out of or relating to the Proposed Transaction other than those, if any, that either such Party may in the future have with respect to the binding matters or pursuant to the Definitive Agreements (if executed and delivered by the Public Entity, the Company and any other parties thereto).

1

2. Definitive Agreements. The obligations of the Public Entity and the Company to consummate the Proposed Transaction are subject to and conditioned upon the negotiation and execution of definitive agreements, including a business combination agreement (the “Business Combination Agreement”) and other documents (collectively, the “Definitive Agreements”), containing such terms and provisions as are mutually agreed to by the Parties. The closing of the Proposed Transaction contemplated hereby (the “Closing”) will be subject to the satisfaction of all conditions precedent to Closing as identified in the Business Combination Agreement. The Parties intend to sign the Business Combination Agreement by July 31, 2023, or at another mutually acceptable date (“Signing Date”).

3. Confidentiality Agreement. The Parties acknowledge and affirm the terms of the Nondisclosure Agreement, dated as of April 26, 2023 (the “NDA”), between the Public Entity and the Company. The Parties acknowledge and agree that the existence and terms of this LOI and the Proposed Transaction as disclosed to the general public shall not be treated as Confidential. Additionally, the Company understands and acknowledges that after each Party executes this LOI until 30 days from the date of this LOI or such longer period of time mutually agreed to by the Parties, the Public Entity may on a confidential basis disclose certain confidential information about the Company that is approved in advance in writing by the Company to certain of its significant existing public stockholders and other selected potential investors who, in each case, are informed of such confidential information and have agreed to keep such confidential information confidential in order to gauge their support of the Proposed Transaction.

4. Exclusivity. In consideration of the time, effort and expense to be undertaken by the Parties in connection with the Proposed Transaction, the Parties agree that during the period from the execution of this LOI and ending at the expiration or termination of this LOI (the “Exclusivity Period”), (i) the Parties will not, and will cause their Representatives not to, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any other person or entity concerning any merger, share exchange, asset acquisition, share purchase, financing transaction, reorganization or similar transaction involving such Party with such other person or entity (the transactions described shall be referred to as “Competing Transactions” or each a “Competing Transaction”), and (ii) the Parties will not, and shall cause its Representatives not to, enter into any agreement in principle, letter of intent or definitive agreement, or make any filing with the U.S. Securities and Exchange Commission (the “SEC”) or other governmental authority, with respect to a Competing Transaction, unless required by applicable law. The Parties shall, upon execution of this LOI, immediately suspend any pre-existing discussion with all parties other than the respective other Party regarding any Competing Transaction. During the Exclusivity Period, the Company will cooperate with the Public Entity and its Representatives regarding due diligence matters and will, upon reasonable advance notice and during normal business hours, afford the Public Entity and its Representatives with reasonable access (to the extent reasonably practicable) to the Company’s and its subsidiaries’ respective books and records and personnel. Upon request by the Public Entity, the Company agrees to make its management reasonably available to participate in a “testing the waters” process in order to determine general interest and market enthusiasm for the Proposed Transaction, as well as any investor meetings (which may occur remotely) with potential investors in any PIPE transaction. For the avoidance of doubt, nothing in the foregoing does or shall be deemed to obligate the Public Entity or its Representatives to conduct any due diligence other than diligence which the Public Entity may, in its sole discretion, determine to conduct. Subject to mutual agreement between the Parties, the Exclusivity Period may be extended.

2

5. Expenses. Except as set forth in any Definitive Agreements entered into by the Parties, each of the Parties will pay its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Transaction; provided that if the transaction closes, the surviving entity shall pay all fees and expenses of each party, including legal, accounting and advisory fees.

6. Termination. This LOI can only be terminated as follows: (a) by the mutual written agreement of the Parties to terminate this LOI; (b) by either Party if the BCA is not signed by the Signing Date; (c) by Public Entity if the PCAOB audited financial statements by the Company are not delivered by the Signing Date; or (d) upon execution and delivery of the Definitive Agreements. Any termination of this LOI shall be pursuant to a written notice provided by the terminating Party to the other Party and, any termination in accordance with this Section 6 shall be effective upon receipt of such written notice by the non-terminating Party. Upon termination of this LOI, this LOI will be deemed null and void and of no further force or effect, and all obligations and liabilities of the Parties under this LOI or otherwise related to the Proposed Transaction will terminate. The termination of this LOI will not relieve any of the Parties of liability for such Party’s pre-termination willful and material breach.

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the Parties hereunder will be governed by and construed under and in accordance with the laws of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than New York. Each Party consents and submits to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan in New York City and the courts of the United States located in the Borough of Manhattan in New York City in the State of New York for the adjudication of any action or legal proceeding relating to or arising out of this agreement and the transactions contemplated hereby (and each Party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. certified mail addressed to such Party at the address set forth above (or such other address as notified by either party to the other Party in writing) shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject by suit upon such judgment.

8. Trust Account Waiver. The Company hereby acknowledges that the Public Entity has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Entity’s public stockholders. For and in consideration of the Public Entity’s entering into this LOI, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary herein, as a result of this LOI, neither the Company nor any of its affiliates does now or shall at any time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this LOI or any proposed or actual business relationship between the Public Entity or the Public Entity’s Representatives, on the one hand, and the Company or its Representatives, on the other, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any discussions, contracts or agreements with the Public Entity or this LOI and will not seek recourse against the Trust Account (including any distributions therefrom) relating to this LOI or for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this LOI and specifically relied upon by the Public Entity and the Public Entity’s affiliates to induce the Company to enter in this LOI, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law.

3

9. Miscellaneous. This LOI supersedes any prior written or oral understanding or agreements between the Parties related to the subject matter hereof (other than the NDA). This LOI may be amended, modified or supplemented only by written agreement of the Parties. The headings set forth in this LOI are for convenience of reference only and shall not be used in interpreting this LOI. In this LOI, the term: (x) “including” and “include” mean including without limiting the generality of any description preceding or following such term and shall be deemed in each case to be followed by the words “without limitation;” (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person. This LOI may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including via www.docusign.com, PDF and any other electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10. Conflict of Interest Disclosure. The Public Entity is not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. As known to the Company, Dato’ Larry Gan Nyap Liou is the Chairman of the Board of Directors of Public Entity and the Chairman of the Board of Advisors of the Company and therefore has a potential conflict of interest. To address this potential conflict of interest, Dato’ Larry Gan Nyap Liou has recused himself from deliberations and voting as a board member of Public Entity on the Proposed Transaction. The Board of Directors of the Public Entity will obtain a fairness opinion from an independent fairness opinion provider. Public Entity will take all steps necessary in disclosing and addressing this potential conflict of interest in accordance with Exchange Act Section 13(d) and Rule 13d-1 thereunder and any other applicable rules and regulations.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

4

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Sincerely,

DUET acquisition corp.

By:	/s/ Dharmendra Magasvaran
Name:	Dharmendra Magasvaran
Title:	Co-Chief Executive Officer

Accepted and agreed as of the date first written above.

Fenix 360 Pte Ltd

By:	/s/ Allan Klepfisz
Name:	Allan Klepfisz
Title:	Chief Executive Officer

[Signature Page to Letter of Intent]

Exhibit A

Term Sheet

This Term Sheet is solely for discussion purposes and does not create a binding obligation on either Party to consummate or negotiate the contemplated transactions, and any such obligation will be created only by the execution and delivery of the Definitive Agreements, the provisions of which will supersede this Term Sheet and all other understandings between the Parties. Without limiting the generality of the foregoing, all terms and conditions contained in this Term Sheet are subject to further refinement and detail as the Parties shall mutually agree, as shall be set forth in the Definitive Agreements. All capitalized terms used in this Term Sheet and not otherwise defined herein shall have the respective meanings ascribed to such terms in the letter of intent to which this Term Sheet is attached.

Transaction:	A business combination between the Company and the Public Entity, whose common stock and warrants are listed for trading on the Nasdaq (the “Exchange”), pursuant to which the Public Entity will directly or indirectly acquire 100% of the outstanding equity of the Company in exchange for the consideration described below (the “Business Combination”). The legal transaction structure (including any pre-closing reorganization) will be determined by the Parties based on business, legal, tax, accounting and other considerations (and, in the event the transaction structure results in a person other than the Public Entity being the parent listed company, references in this term sheet to the Public Entity will be deemed to mean such new parent company, as applicable).

Transaction Consideration:	The total consideration provided to the Company’s equity holders (including holders of stock options) (the “Existing Equity holders”) in the Business Combination will be $600,000,000.00 or such other amount as agreed to by the Parties and confirmed by the independent fairness opinion provider, and approved by the board of Public Entity (the “Transaction Consideration”), calculated on a cash-free, debt-free basis and assuming normalized levels of working capital.

Equity Financing:	The Public Entity raised $86.25 million in its IPO in January 2022, of which $52,352,206.44 remains in the Trust Account after redemptions at a stockholders proxy meeting on April 19, 2023. The Public Entity may also seek to raise additional equity financing from PIPE investors, the amount to be agreed. The PIPE financing, if required, will be discussed at the time the Business Combination Agreement is signed, and will close contingent upon and immediately prior to the Closing.

Company Loans:	Company has agreed to loan Public Entity’s sponsor up to $1,500,000 subject to terms contained in a promissory note. The Company will loan $200,000 at the signing of the LOI and an additional $800,000 at the signing of the BCA. In addition, in order to finance any further extensions in connection with the Proposed Transaction, Company shall at its discretion loan funds as may be required up to another $500,000. All such loans are non-interest bearing and unsecured.

[Signature Page to Letter of Intent]

Business Combination Agreement:

The obligations of the Parties will be subject to execution of the Business Combination Agreement containing terms and conditions mutually satisfactory to the Public Entity and the Company. The Business Combination Agreement will include representations, warranties, covenants, closing conditions and indemnification provisions customary for a transaction of this nature. The Business Combination Agreement will contain a customary mutual release.

The execution of the Business Combination Agreement will also be subject to:

(i)	Completion of due diligence, including but not limited to the, business plan (including forecasts), legal, tax, financials (including Quality of Earnings), operations and technology.

(ii)	In-depth review of the Company’s management team and the Company’s preparedness to become listed on Nasdaq, and the Company will make any appropriate hires necessary to fill any gaps.

(iii)	Delivery of the PCAOB audited financial statements by the Company by the Signing Date, and if these are to be delivered at a later date, mutually agreed timeframes to be stated in the Business Combination Agreement.

(iv)	The receipt by the Public Entity of a fairness opinion issued by a reputable firm opining that the Business Combination is fair to the Public Entity’s shareholders.

(v)	The requirement that (i) all assets, including intellectual property, used by the Company in its business that are held or licensed by affiliates or other related parties to be transferred to the Company, and (ii) the Company not have any related party transactions that are not at arms-length terms or that are otherwise unnecessary.

In connection with the entry into the Business Combination Agreement, Company management will provide reasonable cooperation and participation in roadshow presentations to help with Public Entity’s proxy solicitation and stockholder marketing efforts, and reasonably make themselves available to assist in such efforts upon advance written notice.

Timing:	The target date for signing the Business Combination Agreement and announcement thereof is no later than July 31, 2023 (subject to extension by mutual agreement).

Closing Conditions:	The obligations of either Party to consummate the transaction will be subject to customary closing conditions for a transaction of this nature, including without limitation:

(i)	completion of any required stock exchange and regulatory review by the SEC/Nasdaq and receipt of any required regulatory approvals,

(ii)	approval by the Public Entity’s stockholders of the Business Combination and related matters,

(iii)	all of the outstanding options and warrants, and all other convertible securities of the Company, shall have been converted into equity of the Public Entity and any rights to acquire equity of the Company will be extinguished as of the Closing,

(iv)	there shall have not been a “material adverse effect” (to be defined by the parties in the Business Combination Agreement) following the date of signing the Business Combination Agreement (with respect to the Company),

(v)	the execution of all related agreements, including lockup agreements, non-compete agreements and non-solicitation agreements, incentive and employment agreements, and

(vi)	other customary Closing conditions that are mutually agreed in the Business Combination Agreement.

A-2

Lock-Up:	The promoter’s shares will be subject to a 6 month lock up period as provided in the IPO Prospectus. The officers, directors and significant Existing Equity holders will have a 9 month lock-up period (the “Lock-Up”), subject to exceptions to be agreed upon.

Employment Arrangements:	Certain executives of the Company will be required to enter into mutually acceptable employment agreements with the Public Entity, which will include customary confidentiality, non-compete and assignment of inventions and other customary restrictive covenant provisions.

Use of Proceeds:	Immediately upon Closing, the Public Entity’s cash, including the funds remaining in the Trust Account after redemption, will be used as follows (in order): (i) first, payment of SPAC’s accrued but unpaid expenses, including transaction expenses, deferred IPO fees and deferred advisor fees, and obligations owed to the Sponsor, and (ii) the remaining cash will be used for working capital and general corporate purposes.

Registration Rights:	In connection with the consummation of the Proposed Transaction, the Public Entity shall enter into a registration rights agreement with certain shareholders of the Company and SPAC (the form of which will be agreed with the Definitive Agreement), pursuant to which shareholders of the Public Entity shall be granted certain demand registration rights and “piggyback” registration rights with respect to all registrations of shares of common stock of the Surviving Company, subject to customary exceptions and limitations.

Filings:	As soon as practicable following the execution of the Acquisition Agreement, the parties will file all submissions for shareholder, regulatory and governmental approval, including a proxy statement (the “Proxy Statement”) with the SEC for the purpose of obtaining SPAC shareholder approval. The Proxy Statement will include PCAOB/U.S. GAAP audited annual financial statements of the Company prepared in accordance with U.S. GAAP as required by applicable securities laws.

Governing Law, Jurisdiction:	The Business Combination Agreement and other applicable Definitive Agreements will be governed by New York law, with exclusive jurisdiction of New York.

A-3